Exhibit 99.1
Talking Points for Discussions with Customers and Employees
February 26, 2007
•	Thanks for joining me on today’s call. As promised, I want to provide an update regarding the status of our bankruptcy process. Allied and Yucaipa have entered into an addendum to the term sheet for a plan or reorganization between Yucaipa and the International Brotherhood of Teamsters.

•	This document was filed with the court today as a “Stipulation Regarding Continued Exclusivity and Plan of Reorganization.”

•	The document filed with the court sets forth the terms of proposed changes to Allied’s collective bargaining agreement with the IBT and sets forth certain terms regarding a potential plan of reorganization of Allied to be filed by Yucaipa and the IBT. The addendum provides that Allied shall support and become a co-proponent of a joint plan of reorganization with Yucaipa and the IBT, if certain conditions are resolved to the Company’s satisfaction. Those terms and conditions include the following:

•	Allied will consult with Yucaipa in the preparation of a business plan or projections to be included in the plan of reorganization.

•	In connection with the preparation of a business plan, Allied will work with Yucaipa to determine ways to try to increase value to the estate. We will consider the following key items: i) determining whether to retain or offer for sale certain business units (including Canada and Axis) , ii) improving the Company’s ongoing business by attempting to modify certain contracts with customers, iii) obtaining extensions to Allied’s existing credit facilities to allow for the company to complete its reorganization, iv) evaluating Allied’s capital needs in regard to its fleet of rigs, and other matters related to the business plan.

•	Allied will work with Yucaipa on the business plan and projections over the next week in order to determine whether Allied will ultimately support and become a co-proponent of a joint plan of reorganization with Yucaipa and the IBT.

•	While Yucaipa has the right to approve the business plan or projections to be included in the plan of reorganization, Allied has reserved the right to withdraw its support of the Yucaipa/IBT plan of reorganization in the event of any material disagreement in regard to the key items under review, the business plan or projections.

•	If Allied’s Board of Directors decides to support the plan of reorganization with Yucaipa and the IBT it is anticipated that the plan will be filed on or soon after March 2, 2007 and the plan will proceed under an Allied co-sponsored plan under Allied’s so called exclusive right to file a plan. On the other hand, if Allied does not agree to support the plan of reorganization, Allied has agreed that it will not seek to extend its exclusive right to file a plan of reorganization in the case beyond March 2, 2007. If Allied agrees to support the plan but later withdraws its support, the exclusivity period will end when Allied withdraws as a plan co-sponsor.

•	We will keep you informed as the process continues.